Exhibit (a)(1)(ii)

To: SNI Option Holders

From: The Company

Re: Option Exchange Offer

The Scripps Networks Interactive option exchange offer begins today.

If you so choose, you have until 11:59 p.m. June 26, 2009 (“Election Deadline”), to surrender your qualifying SNI options to the company in exchange for restricted Class A Common Shares of SNI stock.

Let me emphasize that this option exchange offer is completely voluntary. If you choose not to participate, your stock options will remain outstanding in accordance with all of the terms and conditions that were established when they were granted.

If you do choose to participate, you must submit a properly completed election form via the official offer Web site which is located at https://www.sniexchange.com.

The online election form must be properly completed by the Election Deadline. We’ve attached a document to this email entitled “Offer Web Site Instructions” to help guide you through the process.

You’re also invited to participate in a Webinar presentation that you might find helpful as you deliberate on whether or not to participate in the exchange offer.

The Webinar will be offered from 1 to 2 p.m. EDT on two separate days: Today, Monday June 1, or Wednesday, June 3. A PDF document containing the PowerPoint slide presentation that will be used in the Webinar also has been attached to this email.

Webinar access instructions are as follows:

Accessing the Webinar
Here is the Link to the AT&T Web Meeting address: https://webmeeting.att.com
Meeting Number: 888-808-6929	Participant Code: 8243241

On the web page, you must enter the Meeting Number, Code and Your Name to login to the Web Meeting. The Code is the Participant Code listed above. Your name that you enter will display the list of attendees, which all participants will see online. If you are going to this page for the first time, you may be prompted to install ActiveX or meeting manager. If you follow the instructions and fill in the Meeting Number and Participant Code, you will be joined in the meeting.

Accessing the Teleconference by phone
Dial-In Number: 888-808-6929	Participant Code: 8243241

To recap, only election forms that are completed online by 11:59 p.m., June 26, 2009, will be accepted. The company will not accept responses submitted by any other means, including hand delivery, inter-office or U.S. mail (or other post), courier services, facsimile or email.

Exhibit (a)(1)(ii) - 1

If you have questions regarding the option exchange offer please contact Susan Balsley, compensation manager, at 513-824-3343.

The questions and answers summary in the official exchange offer document also may prove helpful. Topics covered in the summary include:

•	Who are Eligible Option Holders?

•	What are Eligible Options?

•	How do I tender my options?

•	Can I withdraw my options after I have tendered them for exchange?

•	How many Restricted Shares will I receive in exchange for options that I tender?

•	In what ways will my Restricted Shares be restricted?

•	When will my Restricted Shares vest?

•	What happens if my employment terminates or I cease to serve on the Board of Directors before the Restricted Shares are issued?

•	What information should I consider in making my decision to tender my options?

•	What happens if I do not make my election by the Election Deadline?

•	Will I owe taxes if I exchange my options in the Exchange Offer?

Additional information about these and other topics is included in the Exchange Offer following the Questions and Answers Summary.

This email does not constitute the Exchange Offer. The full terms of the Exchange Offer are described in this email and in (1) the Exchange Offer, (2) the election instructions, (3) the withdrawal instructions, (4) the Section 83(b) election form, (5) our 2008 Long-Term Incentive Plan, and (6) the applicable form of restricted shares agreement. You may access these documents through the SEC’s Web site at www.sec.gov and on the Offer Web site at https://www.sniexchange.com. If you access them through the Offer Web site, you will need to log-on and accept the User Agreement. The Exchange Offer documents will then be available under the “Learn” tab. In addition, we will provide you with a paper version of these documents without charge upon your request. To request a paper version, please contact us at:

Scripps Networks Interactive, Inc. 312 Walnut Street, Suite 1800 Cincinnati, Ohio 45202 Attention: Susan Balsley, Compensation Manager Telephone (513) 824-3343 Email: equity@scrippsnetworks.com

Neither the Company nor our Compensation Committee or Board of Directors makes any recommendation as to whether you should tender, or refrain from tendering, your options for exchange in the Exchange Offer. You may wish to consult with your legal, financial and/or other advisors in determining whether to tender your options in this Exchange Offer.

Exhibit (a)(1)(ii) - 2

Attachments to June 1, 2009 Memo

1. Offer Web Site Instructions (see Exhibit (a)(1)(ix))

2. Webinar Presentation (see Exhibit (a)(1)(x))

Exhibit (a)(1)(ii) - 3